EXHIBIT 2.1
FIRST AMENDMENT
     FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of August 23, 2005 (“First Amendment”), by and among North American Senior Care, Inc., a Delaware corporation (“Parent”), NASC Acquisition Corp., a Delaware corporation and a wholly-owned direct Subsidiary of Parent (“Merger Sub”), Beverly Enterprises, Inc., a Delaware corporation (the “Company”) and, solely for purposes of Article 9 of the Merger Agreement (as hereinafter defined) and Section 3 of this First Amendment, SBEV Property Holdings LLC, a Delaware limited liability company (“SBEV”).
     WHEREAS, Parent, Merger Sub, the Company and SBEV are parties to an Agreement and Plan of Merger dated as of August 16, 2005 (the “Merger Agreement”) (capitalized terms used but not defined herein shall have the definitions given to them in the Merger Agreement);
     WHEREAS, subsequent to the Merger Agreement, the Company received a Takeover Proposal that the Company’s Board of Directors concluded was a Superior Proposal (the “Formation Offer”);
     WHEREAS, Parent and Merger Sub have offered to amend the terms of the Merger Agreement set forth herein, and the Company’s Board of Directors has concluded that the Merger Agreement as amended hereby is superior to the Formation Offer;
     WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable the Merger upon the terms and subject to the conditions of the Merger Agreement as amended hereby and in accordance with the DGCL;

     WHEREAS, the respective Boards of Directors of Parent and the Company have determined that the Merger as so amended (as amended, the “Merger”) is in furtherance of, and consistent with, their respective business strategies and is in the best interest of their respective stockholders, and Parent has approved this First Amendment and the Merger as the sole stockholder of Merger Sub, and the Company Board has approved the Merger; and
     WHEREAS, Parent, Merger Sub and the Company wish to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this First Amendment and intending to be legally bound hereby, the Parties agree as follows:
Article 1
Representations and Warranties
     Section 1.1 The Company represents and warrants to Parent and Merger Sub as follows:
     (a) The Company has all necessary corporate power and authority to execute and deliver this First Amendment, to perform its obligations hereunder and to consummate the transactions contemplated by the Merger Agreement as amended by this First Amendment. The execution and delivery of this First Amendment by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to authorize this First Amendment or to consummate the transactions contemplated hereby other than, with respect to the Merger, the Stockholder Approval. This First Amendment has been duly authorized and validly executed and delivered by the Company and, assuming this First Amendment and the Merger Agreement are valid and binding obligations of Parent and Merger Sub, the Merger Agreement as amended by this First Amendment constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.
     (b) The Company has complied in all material respects with Section 6.4 of the Merger Agreement.
     Section 1.2 Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:
     Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this First Amendment, to perform its obligations hereunder and to consummate the transactions contemplated by the Merger Agreement as amended by this First Amendment. The execution and delivery of this First Amendment by the Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent and Merger Sub and no stockholder votes are necessary to authorize this First Amendment or to consummate the transactions contemplated hereby. This First Amendment has been duly authorized and validly executed and delivered by the Parent and Merger Sub and, assuming this First Amendment and the Merger Agreement are valid and binding obligations of the Company, the Merger Agreement as amended by this First Amendment constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.
Article 2
Amendments to Merger Agreement
     Section 2.1 The Merger Consideration provided for in Section 3.1.1 of the Merger Agreement is increased from $12.80 to $13.00.
     Section 2.2 Section 6.1(j) of the Merger Agreement is amended in its entirety to read as follows:
(j) (i) open any new Company Health Care Facility or engage in any substantial renovation of any existing Company Health Care Facility (except as permitted pursuant to Section 6.1(i)), or (ii) enter into any new line of business outside of its existing business segments;
     Section 2.3 The third sentence of Section 6.4.2 of the Merger Agreement is amended in its entirety to read as follows:
Any Takeover Proposals, bids, offers or other proposals already received by the Company, any Company Subsidiary or any Company Representatives on or prior to August 23, 2005 and/or during the bid process shall be deemed not to be Superior Proposals or reasonably likely to constitute a Superior Proposal.
     Section 2.4 The following language is added at the end of Section 6.4.4 of the Merger Agreement after the words “Section 6.4.2” and immediately prior to the full stop:
or the Parent’s termination rights and rights to receive a Termination Fee in accordance with Article VIII
     Section 2.5 The second sentence of Section 6.5.2 of the Merger Agreement is amended in its entirety to read as follows:

On or before October 7, 2005, Parent shall, and shall cause each other member of the Parent Group, if applicable, to, submit all applications or other materials, if any, required to commence the process of obtaining such Government Consents, including payment of all required fees related thereto.
     Section 2.6 The first sentence of Section 6.13 of the Merger Agreement is amended in its entirety to read as follows:
Not later than September 22, 2005, Parent shall cause to be delivered to the Company an opinion from Houlihan, Lokey, Howard & Zukin, or such other nationally recognized accounting or investment banking firm as the Company may reasonably approve, valuing the Company as a going-concern (including goodwill), on a pro forma basis, immediately after and giving effect to the transactions contemplated hereby and by the Commitments, and opining that, assuming, in each case, the transactions contemplated hereby and by the Commitments had been consummated as proposed, immediately after and giving effect to such transactions on a pro forma basis, (i) the fair value and present fair saleable value to the Company’s assets would exceed the Company’s stated liabilities and identified contingent liabilities; (ii) the Company should be able to pay its debts as they become absolute and mature; and (iii) the capital remaining in the Company after the transactions contemplated hereby would not be unreasonably small for the business in which the Company is engaged, as management has indicated it is now conducted and is proposed to be conducted by Parent following the consummation of such transactions, and otherwise in form and substance reasonably satisfactory to the Company, addressed to the Company Board and to Parent, supporting the conclusion that, after giving effect to all of the transactions contemplated by this Agreement, each of Parent and the Surviving Corporation will be solvent (or the equivalent thereof, as determined in the reasonable discretion of the Company) (such opinion, the “Solvency Opinion”).
     Section 2.7 (a) The first sentence of Section 6.18 of the Merger Agreement is amended in its entirety to read as follows:
In consideration for the Company entering into, and as an inducement and condition to the willingness of the Company to enter into, this Agreement, Parent has transferred to the Company $7,000,000 in immediately available funds as a good faith deposit (the “Initial BIF Deposit”).
     (b) The second sentence of Section 6.18 of the Merger Agreement is amended in its entirety to read as follows:

No later than 5:00 P.M. New York City time on September 22, 2005, Parent shall (A) either (i) make an additional $53,000,000 good faith deposit (the “Subsequent BIF Deposit” and, together with the Initial BIF Deposit, the “BIF Deposit”) by wire transfer of immediately available funds to an account specified in writing by the Company or (ii) deliver to the Company an irrevocable letter of credit duly executed by HSBC USA, N.A., or another financial institution reasonably acceptable to the Company, substantially in the form of Exhibit B hereto (including any substitute letter of credit as provided below, the “Letter of Credit”), and (B) provide an updated Equity Commitment Letter in substantially the form attached hereto as Annex 1 and otherwise reasonably satisfactory in form and substance to the Company.
     (c) The sixth sentence of Section 6.18 of the Merger Agreement is amended in its entirety to read as follows:
The Company and Parent further agree that if Parent fails to (i) make the Subsequent BIF Deposit or deliver the Letter of Credit or (ii) deliver the updated firm Equity Commitment Letter described above in form and substance reasonably satisfactory to the Company, in each case on or before 5:00 P.M. New York City time on September 22, 2005, the Company shall thereupon be entitled to terminate this Agreement pursuant to Section 8.1(c)(iii), and the Company shall have the right to retain the Initial BIF Deposit as the Business Interruption Fee and withdraw it from the separate account described above, it being understood that, notwithstanding anything herein to the contrary, the right of the Company to terminate this Agreement pursuant to Section 8.1(c)(iii) and retain the Initial BIF Deposit (and accrued interest thereon) as a Business Interruption Fee shall be the Company’s sole remedy for failure to make the Subsequent BIF Deposit or deliver the Letter of Credit.
     Section 2.8 Section 8.1(c)(i) of the Merger Agreement is amended in its entirety to read as follows:
if (x) Parent or Merger Sub shall have breached any of the covenants or agreements contained in this Agreement to be complied with by Parent or Merger Sub such that the closing condition set forth in Section 7.3.2 would not be satisfied, (y) there exists a breach of any representation or warranty of Parent or Merger Sub contained in this Agreement such that the closing condition set forth in Section 7.3.1 would not be satisfied or (z) the obligor under the Equity Commitment Letter shall have breached the Equity Commitment Letter or there shall have been a breach of Section 6.14, and, in the case of (x), (y) or (z), such breach is incapable of being cured by the Termination Date or is not cured within twenty (20) Business Days

(or, in the case of clause (z), ten (10) Business Days) after Parent or Merger Sub receives written notice of such breach from the Company;
     Section 2.9 Section 8.1(c)(iii) of the Merger Agreement is amended in its entirety to read as follows:
if Parent fails (i) to provide the Subsequent BIF Deposit or deliver the Letter of Credit, or (ii) to provide the Solvency Opinion or (iii) to provide the firm Equity Commitment Letter referred to in Section 6.18, in each case on or before 5:00 P.M. New York City time on September 22, 2005.
     Section 2.10 Section 8.1(d)(iv) of the Merger Agreement is deleted in its entirety.
     Section 2.11 Section 8.4.1 of the Merger Agreement is amended in its entirety to read as follows:
If this Agreement is terminated pursuant to Section 8.1(b)(i) in the event no Third Party shall have publicly made, proposed, communicated or disclosed an intention to make a bona fide Takeover Proposal after the date hereof and prior to the date of termination (or such a Takeover Proposal shall have become publicly disclosed) and neither Parent, Merger Sub nor SBEV is in material default of this Agreement at the time of such Termination, then the Company shall pay Parent the Parent Expenses, not to exceed $30,000,000. If this Agreement is terminated pursuant to Section 8.1(c)(ii) and neither Parent, Merger Sub nor SBEV is in material default of this Agreement at the time of such termination, then the Company shall pay Parent (i) $40,000,000 if such termination occurs prior to Parent’s performance of its obligations pursuant to Section 6.18 hereof to (w) make the Subsequent BIF Deposit or deliver the Letter of Credit and (x) deliver the updated Equity Commitment Letter, or (ii) $60,000,000 in the event of such termination at any time following Parent’s compliance with such obligation, in any case not later than the day of such termination. If this Agreement is terminated pursuant to Section 8.1(b)(i) or Section 8.1(d)(i) and neither Parent, Merger Sub nor SBEV is in material default of this Agreement at the time of such termination, then, in the event that, (i) after the date hereof and prior to such termination, any Third Party shall have made, proposed, communicated or disclosed an intention to make a bona fide Takeover Proposal and (ii) within nine (9) months of the termination of this Agreement the Company enters into a definitive agreement with any Third Party with respect to a Takeover Proposal (with all percentages in the definition of Takeover Proposal increased to fifty (50) percent) or any Takeover Proposal is consummated by a Third Party (with all percentages in the definition of Takeover Proposal increased to fifty (50) percent), then the Company shall pay, or cause to be paid to, Parent (A) $40,000,000, in the event of such termination prior to

Parent’s performance of its obligations pursuant to Section 6.18 hereof to (w) make the Subsequent BIF Deposit or deliver the Letter of Credit and (x) deliver the updated Equity Commitment Letter, or (B) $60,000,000 in the event of such termination at any time following Parent’s compliance with such obligation, in either case upon consummation of such Takeover Proposal. If this Agreement is terminated pursuant to Section 8.1(d)(ii) in circumstances unrelated to a Takeover Proposal and neither Parent, Merger Sub nor SBEV is in material default of this Agreement at the time of such termination, the Company shall pay Parent an amount equal to the Parent Expenses, not to exceed the lesser of (x) the BIF Deposit at the time of such termination (including funds available under the Letter of Credit), and (y) $30,000,000. If this Agreement is terminated pursuant to Section 8.1.(d)(ii) in circumstances related to a Takeover Proposal and neither Parent, Merger Sub nor SBEV is in material default of this Agreement at the time of such termination, the Company shall pay Parent (i) $40,000,000 if such termination occurs prior to Parent’s performance of its obligations pursuant to Section 6.18 hereof to (w) make the Subsequent BIF Deposit or deliver the Letter of Credit and (x) deliver the updated Equity Commitment Letter, or (ii) $60,000,000 in the event of such termination at any time following Parent’s compliance with such obligation. Any amount paid pursuant to this Section 8.4.1, whether characterized as Parent Expenses or otherwise, the “Termination Fee”. The Termination Fee (including any Parent Expenses) shall be paid by wire transfer of immediately available funds to an account designated in writing to the Company by Parent. For the avoidance of doubt, in no event shall the Company be obligated to pay, or cause to paid, the Termination Fee (including any Parent Expenses) on more than one occasion.
     Section 2.12 The final sentence of Section 8.6 of the Merger Agreement is amended in its entirety to read as follows:
The failure of any Party to assert any of its rights under this Agreement (including, without limitation, any right of termination pursuant to Section 8.1 hereof, regardless of when such right arises) or otherwise shall not constitute a waiver of those rights.
     Section 2.13 Section 9.6 of the Merger Agreement is amended in its entirety to read as follows:
This Agreement, as amended by that certain First Amendment dated as of August 23, 2005 by and among Parent, Merger Sub, the Company and, solely for purposes of Article 3 thereof, SBEV (the “First Amendment”), (together with the Exhibits, Parent Disclosure Schedule, Company Disclosure Schedule and the other documents delivered pursuant hereto), the Commitments and the Confidentiality

Agreement constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof and, except as otherwise expressly provided herein, are not (other than in the case of Sections 3.5, 6.8, 6.9 and 6.13) intended to confer upon any other Person any rights or remedies hereunder. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, THE FIRST AMENDMENT AND THE DISCLOSURE SCHEDULES, NONE OF PARENT, MERGER SUB AND THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT, THE FIRST AMENDMENT OR THE MERGER, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.
Article 3
General Provisions
     Section 3.1 The Company Disclosure Schedules, as delivered to Parent and Merger Sub on the date hereof, shall replace the Company Disclosure Schedules attached to the Merger Agreement in their entirety.
     Section 3.2 Except as expressly amended hereby, the Merger Agreement shall remain in full force and effect.
     Section 3.3 The provisions of Article 9 of the Merger Agreement shall apply to this First Amendment as if set forth herein in their entirety.

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NORTH AMERICAN SENIOR CARE, INC.

By:	/s/ Mark Goldsmith

Name: Mark Goldsmith
Title: President

NASC ACQUISITION CORP.

By:	/s/ Mark Goldsmith

Name: Mark Goldsmith
Title: President

BEVERLY ENTERPRISES, INC.

By:	/s/ William R. Floyd

Name: William R. Floyd
Title: Chairman, President and Chief Executive Officer

SBEV PROPERTY HOLDINGS LLC

By:	/s/ Leonard Grunstein

Name: Leonard Grunstein
Title: Manager

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